FOR IMMEDIATE RELEASE                     CONTACT:
Herman F. Dick, Jr.
(614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2012

COLUMBUS, Ohio - November 8, 2012 - Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the third quarter ended September 30, 2012.

Net income for the third quarter ended September 30, 2012 was $1,151,000, or $0.16 per basic and diluted share, compared with $2,856,000, or $0.41 per basic and $0.39 per diluted share in the third quarter of 2011. Total net sales for the third quarter were $37,681,000, compared with $37,836,000 in the same quarter of 2011. Product sales totaled $32,149,000, decreasing 14% from $37,173,000 for the third quarter of 2011. The decrease in sales was primarily due to lower demand from North American heavy and medium-duty truck customers.

For the first nine months of 2012, net income was $6,127,000 or $0.86 per basic and $0.83 per diluted share, compared with net income of $7,967,000, or $1.15 per basic and $1.09 per diluted share, for the same period of 2011. Total net sales for the first nine months of 2012 were $126,754,000, compared with $102,119,000 for the same period of 2011. Product sales increased 18%, to $117,689,000 through nine months of 2012 compared to $99,694,000 for the same period in 2011.

“As we predicted and previously communicated, our sales were impacted by a slowdown in the truck production build rates of our customers. While build rates in the first half of the year were very strong those rates are expected to be lower in the second half of 2012,” said Kevin L. Barnett, President and Chief Executive Officer. “These lower build rates also created inefficiencies, which negatively impacted our gross margins, as we rebalanced our production levels,” Barnett added.

“Looking forward, we expect fourth quarter sales to be in line with those for the third quarter. We also expect to see some improvement in our gross margins as we adjust our operations and continue to make overall operational improvements,” Barnett continued. “For 2013, industry analysts and several of our customers are expecting truck production levels to increase over 2012. Additionally, we expect to see some benefit from new business launched in the third and fourth quarters of 2012,” Barnett concluded.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2011 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Product Sales	$32,149	$37,173	$117,689	$99,694
Tooling Sales	5,532	663	9,065	2,425
Net Sales	37,681	37,836	126,754	102,119
Cost of Sales	32,692	29,665	107,108	79,626
Gross Margin	4,989	8,171	19,646	22,493
Selling, General and Admin. Expense	3,032	3,417	10,232	9,517
Operating Income	1,957	4,754	9,414	12,976
Interest Expense - Net	96	171	221	620
Income before Taxes	1,861	4,583	9,193	12,356
Income Tax Expense	710	1,727	3,066	4,389
Net Income	$1,151	$2,856	$6,127	$7,967
Net Income per Common Share
Basic	$0.16	$0.41	$0.86	$1.15
Diluted	$0.16	$0.39	$0.83	$1.09
Weighted Average Shares Outstanding
Basic	7,127	6,976	7,094	6,926
Diluted	7,383	7,278	7,381	7,284

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	9/30/2012	As of
	(Unaudited)	12/31/2011
Assets:
Cash	$—	$4,634
Accounts Receivable	20,842	22,048
Inventories	12,033	11,408
Other Current Assets	4,587	3,707
Property, Plant & Equipment - Net	52,338	49,344
Deferred Tax Asset - Net	1,120	1,045
Other Assets	1,104	1,112
Total Assets	$92,024	$93,298

Liabilities and Stockholders' Equity:
Revolving Line of Credit	$752	$—
Current Portion of Long-term Debt and Interest Rate Swaps	4,069	4,277
Accounts Payable	9,160	9,813
Compensation and Related Benefits	5,444	7,147
Accrued Liabilities and Other	833	2,748
Long-Term Debt and Interest Rate Swaps	6,293	9,635
Post Retirement Benefits Liability	9,223	9,582
Stockholders' Equity	56,250	50,096
Total Liabilities and Stockholders' Equity	$92,024	$93,298